Exhibit 99.1

Xtant Medical Enters into a Distribution Agreement with curasan, Inc. Bringing Matriform™ to Market

BELGRADE, Mont., Nov. 1, 2017 (GLOBE NEWSWIRE) -- Xtant Medical Holdings, Inc. (NYSE American:XTNT), a leader in the development of regenerative medicine products and medical devices, today announced it has entered into a distribution agreement with curasan, Inc. adding a premium line of synthetic scaffolds to its biologics portfolio.

Matriform, Xtant’s brand of the curasan synthetic product portfolio for orthopedic applications, consists of a composition of pure phase Beta-Tricalcium Phosphate (β-TCP) and porcine collagen, and interconnected porosity with a variety of micro, meso, and macro pores.  Distribution of Matriform will mark Xtant’s entrance into the US orthopedic Bone Graft Substitute market, the largest market globally with an annual market size of over $800 million.

 "We are excited to be enhancing our biologic portfolio offering with a line of synthetic scaffolds, which will make us a comprehensive biologic supplier for our customers and their patients," said Carl O’Connell, CEO of Xtant Medical.  "Our team has been very strategic in finding a partner with a product that meets our expectations for superior handling and clinical efficacy with proven mechanisms of action."

"It’s an important milestone for us to partner with such a forward-thinking company as Xtant Medical and expand our distribution footprint within North America. Adding additional private label distributors within the US and globally alongside our direct sales teams provide great opportunities for curasan and our distributor partners.  Xtant has a great reputation for providing innovative and relevant products to orthopedic surgeons and we are pleased to expand our relationship further with Xtant." said Michael Schlenk, CEO of curasan AG.

Matriform will be available in two formulations, and in various volumes for a multitude of orthopedic applications.  The flexible strips are high density with high elasticity, making them easily adaptable to bony defects when hydrated. The moldable version is a low density bioceramic that becomes malleable when hydrated. The two formulations received 510k clearance for orthopedic applications in the US in December of 2016, and has been a synthetic of choice in Europe for a variety of orthopedic procedures for over 20 years.

About Xtant Medical

Xtant Medical Holdings, Inc. (NYSE American:XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

About curasan AG

curasan develops, manufactures and markets biomaterials and medical devices in the field of bone and tissue regeneration, wound healing and osteoarthritis therapy. As a pioneer and global technology leader in the growing field of regenerative medicine, curasan is specialized primarily on biomimetic bone grafting materials for dental, oral/maxillofacial, orthopedic and spinal applications, i.e. materials mimicking biological structures. Numerous patents and a broad record of scientific publications demonstrate the clinical success of the products and the highly innovative strength of curasan. Dental and orthopaedic clinicians worldwide benefit from the broad range of the premium quality and easy to use portfolio offered by the technology leader curasan. curasan maintains its own high-tech facilities for research, development and manufacturing of biomaterials in Frankfurt/Main, Germany. In addition to its headquarters, the company has a subsidiary, CURASAN, Inc., in the Research Triangle Park area, near Raleigh, N.C., USA. curasan´s innovative products are cleared by the US Food and Drug Administration (FDA) and many other international authorities and available in almost 50 countries worldwide. curasan AG is a public company listed in the General Standard at the Frankfurt Stock Exchange.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability to comply with covenants in the Company’s senior credit facility and to make deferred interest payments; the ability to maintain sufficient liquidity to fund operations; the ability to remain listed on the NYSE American; the ability to obtain financing on reasonable terms; the ability to increase revenue; the ability to continue as a going concern; the ability to maintain sufficient liquidity to fund operations; the ability to achieve expected results; the ability to remain competitive; government regulations; the ability to innovate and develop new products; the ability to obtain donor cadavers for products; the ability to engage and retain qualified technical personnel and members of the Company’s management team; the availability of Company facilities; government and third-party coverage and reimbursement for Company products; the ability to obtain regulatory approvals; the ability to successfully integrate recent and future business combinations or acquisitions; the ability to use net operating loss carry-forwards to offset future taxable income; the ability to deduct all or a portion of the interest payments on the notes for U.S. federal income tax purposes; the ability to service Company debt; product liability claims and other litigation to which we may be subjected; product recalls and defects; timing and results of clinical studies; the ability to obtain and protect Company intellectual property and proprietary rights; infringement and ownership of intellectual property; the ability to remain accredited with the American Association of Tissue Banks; influence by Company management; the ability to pay dividends; and the ability to issue preferred stock; and other factors.

Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact
CG CAPITAL
Rich Cockrell
877.889.1972
investorrelations@cg.capital

Company Contact
Xtant Medical
Molly Mason
mmason@xtantmedical.com